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                                                                  EXHIBIT 2.1

                          PURCHASE AND SALE AGREEMENT

                                 by and between

                               DYNO INDUSTRIER AS

                                      and

                               WALBRO CORPORATION



                           DATED AS OF APRIL 7, 1995
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                               TABLE OF CONTENTS

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GLOSSARY OF DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   vi

SCHEDULE LIST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . viii

EXHIBIT LIST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   ix

ARTICLE I.
                            PURCHASE AND SALE OF ASSETS   . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Assets to be Sold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE II.
                            CONSIDERATION AND MANNER OF PAYMENT   . . . . . . . . . . . . . . . . . . .    3
         2.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                 2.1.1      Assumed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                 2.1.2      Additional Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.2     Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                 2.2.1      Amount Paid to Seller at Closing  . . . . . . . . . . . . . . . . . . . . .    4
                 2.2.2      Amount Paid into Escrow   . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.3     Adjustment to the Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                 2.3.1      Net Working Capital of the Business   . . . . . . . . . . . . . . . . . . .    4
                 2.3.2      Employee Pension Plans Funding  . . . . . . . . . . . . . . . . . . . . . .    5
                 2.3.3      Certain Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 2.3.4      Intentionally Omitted.  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 2.3.5      Intentionally Omitted.  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 2.3.6      Belgium and UK Real Property Credits  . . . . . . . . . . . . . . . . . . .    5
                 2.3.7      December 31, 1994 Business Cash   . . . . . . . . . . . . . . . . . . . . .    5
                 2.3.8      Flexopack   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 2.3.9      Nedcar Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 2.3.10     Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 2.3.11     Adjustments Conversion to USD   . . . . . . . . . . . . . . . . . . . . . .    5
         2.4     Closing Expenses and Related Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.5     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE III.
                            SELLER'S AND PURCHASER'S REPRESENTATIONS AND
                            WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.1     Seller's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . .    6
                 3.1.1      Corporate Power and Authority; Effect of Agreement  . . . . . . . . . . . .    6
                 3.1.2      Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 3.1.3      Subsidiaries.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 3.1.4      Charter Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 3.1.5      Assets Used in the Business   . . . . . . . . . . . . . . . . . . . . . . .    7
                 3.1.6      Ownership of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
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                 3.1.7      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 3.1.8      Purchaser's Title on Consummation   . . . . . . . . . . . . . . . . . . . . . . . .    8
                 3.1.9      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                 3.1.10     Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                 3.1.11     Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                 3.1.12     Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                 3.1.13     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 3.1.14     Compliance with Applicable Laws   . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 3.1.15     Trademarks, Service Marks, Trade Names and Copyrights   . . . . . . . . . . . . . .   13
                 3.1.16     Patents and Other Intellectual Property   . . . . . . . . . . . . . . . . . . . . .   13
                 3.1.17     Transaction Not a Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 3.1.18     Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 3.1.19     Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 3.1.20     Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 3.1.21     Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 3.1.22     Tangible Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 3.1.23     Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 3.1.24     Interest of Seller or Affiliates in Customers, Etc.   . . . . . . . . . . . . . . .   16
                 3.1.25     Health, Safety and Environment  . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 3.1.26     Key Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 3.1.27     Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 3.1.28     Suppliers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 3.1.29     Customers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 3.1.30     Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 3.1.31     Banks, Brokers and Proxies.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 3.1.32     Intentionally Omitted.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 3.1.33     Deferred Capital Investment.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 3.1.34     Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.2     Purchaser's Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 3.2.1      Corporate Power and Authority; Effect of Agreement  . . . . . . . . . . . . . . . .   19
                 3.2.2      Transaction Not a Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 3.2.3      Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 3.2.4      Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE IV.
                            CERTAIN COVENANTS AND OTHER TERMS   . . . . . . . . . . . . . . . . . . . . . . . .   20
         4.1     Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         4.2     Investigation and Due Diligence by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . .   20
         4.3     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         4.4     Non-Negotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.5     Re-Registering and Registering Intangibles . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         4.6     Employee Transfer Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         4.7     Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
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         4.8     Utilities, Personnel, Equipment Sharing, Service Sharing and Other Agreements  . . . . . . . .   23
         4.9     License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.10    Real Property in Belgium and Great Britain . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.11    Real Property in Norway  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.12    Audited Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                 4.12.1     Audited Financial Statements -- Norwegian GAAP  . . . . . . . . . . . . . . . . . .   23
                 4.12.2     Financial Statements -- U.S. GAAP   . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.13    Assumption of Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         4.14    Insurance Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         4.15    Inducement Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         4.16    Resignation of Existing Directors in Belgium, France and Spain . . . . . . . . . . . . . . . .   24
         4.17    Guarantee of Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         4.18    Accounting for the Period December 31, 1994 to Closing . . . . . . . . . . . . . . . . . . . .   25
         4.19    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         4.20    Further Assurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         4.21    Closing Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         4.22    Required Consents and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         4.23    German Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.24    Finland Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.25    Moss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.26    Journee Option.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.27    Dyno Stock Options and Employee Perks. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.28    Renault Recall . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.29    Kongsvinger Food Container Design Option . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.30    Spanish Bank Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.31    Replacement Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE V.
                            CONDITIONS PRECEDENT TO THE CLOSING   . . . . . . . . . . . . . . . . . . . . . . .   28
         5.1     Conditions Precedent to Obligations of Purchaser . . . . . . . . . . . . . . . . . . . . . . .   28
                 5.1.1      Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . .   28
                 5.1.2      Consents and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 5.1.3      Opinion of Counsel to Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 5.1.4      Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 5.1.5      Delivery of Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.2     Conditions Precedent to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . .   30
                 5.2.1      Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . .   30
                 5.2.2      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 5.2.3      Opinion of Counsel to Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . .   31
                 5.2.4      Delivery of Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
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ARTICLE VI.
                            CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         6.1     Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         6.2     Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
                 6.2.1      Seller Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
                 6.2.2      Purchaser Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE VII.
                            SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE VIII.
                            INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         8.1     Obligation of Seller to Indemnify  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         8.2     Obligation of Purchaser to Indemnify . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         8.3     Notice and Opportunity to Defend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                 8.3.1      Notice of Asserted Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                 8.3.2      Opportunity To Defend.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                 8.3.3      Disputes with Customers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         8.4     Limitations on Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE IX.
                            ARBITRATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE X.
                            TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         10.3    No Rescission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE XI.
                            MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         11.1    Notices, Consents, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         11.2    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         11.3    Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         11.4    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         11.5    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         11.6    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         11.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         11.8    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.9    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.10   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.11   Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.12   Interpretative Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
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         11.13   Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.14   Translation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.15   Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies . . . . . . . . . .   40
         11.16   Negotiation Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
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                           GLOSSARY OF DEFINED TERMS


Additional Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.2
Affiliate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 11.9
Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Asserted Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 8.3.1
Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.1
Assignment and Assumption Agreement   . . . . . . . . . . . . . . . . . . . . . .  Section 6.2.1(12)
Assumed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.1
Balance Sheet(s)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 1.1(1)
Basket Amount   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.4(1)
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Cap Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.4(2)
Charter Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1.1
Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.13
Claims Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 8.3.1
Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.1
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.1
Conveyance Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.1
DM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1
Employee Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.23
Environmental and Safety Requirements   . . . . . . . . . . . . . . . . . . . . . . Section 3.1.25.1
Escrow Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.2.2
Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.2.2
Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.2
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1.9
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1.9.1
General Claim   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 7.1A
Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.1.2
Governmental Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.1.2
Hazardous Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.25.2
Hired Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 4.7.1
Improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.12
Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 8.3.1
Indemnitee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 8.3.1
Inducement Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 4.1.5
Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.19
Intellectual Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.16
Key Employee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.26
Knowledge   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 11.9
Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.12
Law(s)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.14
Leased Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 4.3.5
LIBOR   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.2
License Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 4.9

Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 8.1
Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.11
Moss Product  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 4.25
Net Working Capital of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.3.1.
NOK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1
Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.3
Other Purchaser Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.2.1
Other Seller Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1.1
Owned Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.12
Partial Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.1
Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.14
Permitted Exceptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 4.19.1
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 11.9
Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1
Purchased Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.1(19)
Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Purchaser Employee Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 4.7.2
Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.12
Required Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.1.2
Retained Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.1
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Social Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 4.6
Special Claim   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 7.1B
Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Tangible Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.22
Trademarks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.1.15
U.K. Non-Business Owned Property  . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.3
U.K. Non-Business Real Property Amount  . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1.3
USD   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1
Withheld Amount   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.1

                                 SCHEDULE LIST


Schedule 1                        The Products
Schedule 1.1                      List of Conveyance Documents
Schedule 1.2                      Excluded Assets
Schedule 2.3.1                    Net Working Capital of the Business
Schedule 2.3.1-1                  Exchange Rates
Schedule 2.3.3                    Certain Liabilities
Schedule 2.5                      Allocation of Purchase Price
Schedule 3.1.1                    Other Seller Agreements
Schedule 3.1.3.1                  Capitalization of Purchased Subsidiaries
Schedule 3.1.3.2                  Subsidiaries
Schedule 3.1.6                    Ownership of Assets
Schedule 3.1.7                    Consents and Approvals
Schedule 3.1.9.2                  Liabilities not on Financial Statements
Schedule 3.1.11                   Material Contracts
Schedule 3.1.12                   Real Property
Schedule 3.1.13                   Pending Litigation
Schedule 3.1.13.2                 Prior Litigation
Schedule 3.1.14-1                 Compliance with Applicable Laws
Schedule 3.1.14-2                 Permits
Schedule 3.1.14-3                 Citations
Schedule 3.1.14-4                 Recalls
Schedule 3.1.15                   Trademarks, Service Marks, Trade Names and
                                  Copyrights
Schedule 3.1.16                   Patents and Other Intellectual Property
Schedule 3.1.17                   Permit Violations
Schedule 3.1.18                   Conduct of Business
Schedule 3.1.19-1                 Insurance Policies
Schedule 3.1.19-2                 History of Insurance Claim
Schedule 3.1.19-3                 Notices re: Insurance
Schedule 3.1.22                   Condition of Tangible Property
Schedule 3.1.23                   Employee Plans
Schedule 3.1.24                   Interest of Seller in Customers, Etc.
Schedule 3.1.25.1                 Environmental and Safety Compliance
Schedule 3.1.25.2                 Notices of Environmental and Safety Issues
Schedule 3.1.25.3                 Continued Compliance
Schedule 3.1.27                   Labor Matters
Schedule 3.1.28                   Suppliers
Schedule 3.1.29                   Customers
Schedule 3.1.31                   Banks, Brokers and Proxies
Schedule 3.2.1                    Other Purchaser Agreements
Schedule 4.18.2                   Deemed Tax Charge
Schedule 4.19.1                   Permitted Exceptions
Schedule 5.1.4                    Key Employee List

                                  EXHIBIT LIST



Exhibit 2.2.2                     Escrow Agreement
Exhibit 3.1.9                     Financial Statements
Exhibit 4.8                       Utilities, Personnel, Equipment Sharing,
                                  Service Sharing and
                                  Other Agreements
Exhibit 4.9                       License Agreement
Exhibit 4.10                      Leases for Great Britain and Belgium
Exhibit 4.15                      Inducement Agreement
Exhibit 5.1.3                     Opinion of Counsel to Seller
Exhibit 5.2.3                     Opinion of Counsel to Purchaser

                          PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of this 7th day of April, 1995, by and between Dyno Industrier AS, a Norwegian corporation ("Seller") and Walbro Corporation, a Delaware corporation.

     WHEREAS, Seller has its principal place of business in Oslo, Norway and is engaged in the business (the "Business") of developing, manufacturing, distributing and selling plastic fuel tank systems and other blow-molded technical parts supplied to the automotive industry and certain other nonautomotive blow-molded products (the sales of which have been included in the Financial Statements of the Business, but not including the terminated packaging business in Dynoplast S.A. France) as identified on SCHEDULE 1 and any other blow-molded fuel tank systems and blow-molded technical parts supplied to the automotive industry by Seller which have not been described in
SCHEDULE 1, other than products produced by Dynoplast OY or at the Moss plants referred to in SECTIONS 4.24 and 4.25 (collectively, the "Products") at production facilities in Norway, Great Britain, Germany, France, Belgium and Spain;

     WHEREAS, Seller owns the following wholly-owned subsidiaries or divisions which are participating in this transaction at the direction of Seller (and will share in the consideration to be paid by Purchaser, in such amounts as equitably determined by Seller): (1) Dynoplast Elbatainer GmbH (Germany), (2) Dynoplast Ltd. (UK), (3) Dynoplast N.V. Scorplast (Belgium), (4) Dynoplast S.A. (Spain), and (5) Dynoplast S.A. (France), (collectively, the "Subsidiaries"); and

     WHEREAS, Seller desires to sell, or to cause the sale of, and Walbro Corporation and/or its subsidiaries (jointly and severally, "Purchaser") desire to purchase, all of the Assets related to the Business.

     NOW, THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement, Purchaser and Seller agree as follows:


                                   ARTICLE I.

                          PURCHASE AND SALE OF ASSETS

     1.1 ASSETS TO BE SOLD. Except as otherwise provided in this SECTION 1.1 or in SECTION 1.2, at the Closing provided for in ARTICLE VI, Seller shall sell, assign, transfer and deliver (or shall cause such sale, assignment, transfer and delivery) to Purchaser (either directly or as part of the Purchased Subsidiaries) all of the assets, properties, rights and business of Seller and the Subsidiaries relating to the Business of every type, description, kind and nature, absolute, contingent or otherwise, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of Seller and the Subsidiaries (all of such assets, properties, rights and business being hereinafter sometimes collectively called the "Assets"), including, without limitation:

           (1) those assets, properties and rights reflected on the balance sheet(s) of the Business which are part of the Financial Statement(s) referred to in SECTION 3.1.9 ("Balance Sheet(s)"), subject to any changes therein through the Closing which occur in the ordinary course of business without violation of the provisions of SECTIONS 3.1.18 and 4.3;

           (2)  INTENTIONALLY OMITTED;

           (3) all leasehold interests in Leased Property and all other rights under leases;

           (4)  all inventory;

           (5) all Tangible Property, including all furnishings, fixtures, machinery, equipment, furniture, manufacturing supplies, parts, office supplies, vehicles and other tangible property used in connection with the Business (with the exception of all customer tools and molds which are in Seller's or any of the Subsidiaries' possession, but including Seller's possessory rights thereto);

           (6)  all accounts receivable;

           (7)  all Trademarks and Intellectual Properties;

           (8)  the right to use the name "Dyno" pursuant to the License
                Agreement;

           (9) all Insurance Policies and proceeds received or receivable thereunder;

           (10) all business records and files related to the Business;

           (11) all cash and cash equivalents;

           (12) all transferable Permits;

           (13) all research and development related to the Business;

           (14) all claims against third parties in respect of unliquidated rights under warranties, guarantees or similar obligations relating to items included in the Assets;

           (15) all rights under those commitments, customer orders, contracts and other agreements being assumed by Purchaser pursuant to
                SECTION 6.2.2(2);

           (16) all prepaid expenses, claims and other receivables;

           (17) all of the goodwill of the Business;

           (18) all assets of each Employee Plan (and related books and records) referred to in SECTION 3.1.23 in respect of Hired Employees, and all related rights or interests therein; and

           (19) all of the outstanding capital stock of the Subsidiaries carrying on the Business in France and Spain and all of the outstanding capital stock of a newly-created subsidiary of Seller in Belgium established to receive the Business which is part of Seller's Belgium Subsidiary (the "Purchased Subsidiaries").

     In confirmation of the foregoing sale, assignment and transfer, Seller shall deliver to Purchaser at the Closing the conveyance documents listed on
SCHEDULE 1.1 hereto and all other conveyance and other documents necessary to convey the Assets (and the U.K. Non-Business Owned Property) to Purchaser (the "Conveyance Documents").

     1.2 EXCLUDED ASSETS. Anything in SECTION 1.1 to the contrary notwithstanding, there shall be excluded from the assets, properties, rights and business to be transferred to Purchaser hereunder (the "Excluded Assets"):

         (1)  rights against third parties relating to Retained Liabilities;
              and

         (2)  all assets, properties and rights which are reflected in
              SCHEDULE 1.2.


                                  ARTICLE II.

                      CONSIDERATION AND MANNER OF PAYMENT

     2.1 PURCHASE PRICE. The aggregate purchase price of the Assets is United States' Dollars ("USD") 40,333,333, plus Norwegian Kroner ("NOK") 274,226,333, plus Deutsche Mark ("DM") 62,850,985, plus the Additional Purchase Price, plus or minus the adjustments provided for in SECTION 2.3 ("Purchase Price"). In addition, Purchaser will assume and agrees to be liable and responsible for the Assumed Liabilities.

                2.1.1      ASSUMED LIABILITIES.  "Assumed Liabilities" means:

                     (1) those liabilities of the Business specifically listed on SCHEDULE 2.3.1, adjusted by changes to such liabilities occurring in the ordinary course of the Business from December 31, 1994 to the Closing (except Assumed Liabilities will not include (x) liabilities in respect of the Renault Twingo recall or the Gifavi matter) and (y) liabilities in excess of the reserved amounts: (a) DM 200,000 for claims products, product improvements in respect of the German portion of the Business; (b) DM 21,000 for auditors invoice 1993 in respect of the German portion of the Business; (c) DM 100,000 for bad debts in respect of the German portion of the Business; (d) DM 150,000 for ground pollution in respect of the German portion of the Business; and
                           (e) GBP 58,000 for lost tooling in respect of the UK portion of the Business;

                     (2) obligations (other than payment obligations) of the Business to perform under contracts and other agreements to which Seller or any of the Subsidiaries is a party and which have been entered into on or before

                           December 31, 1994 in the ordinary course of the Business or are listed in SCHEDULE 3.1.11;

                     (3) any obligation relating to the conduct of Business after December 31, 1994 which is not in breach of
                           SECTION 3.1.18 AND 4.3; and

                     (4)   any liability described in SECTION 2.3.3.

                Except as specifically provided in this SECTION 2.1.1, Purchaser will not assume, or in any way be liable or responsible for, and Seller agrees to be liable and responsible for, any and all liabilities, obligations, responsibilities, contracts, commitments or agreements of Seller and/or Subsidiaries, of any type, description, kind and nature, known or unknown, fixed, contingent, direct or indirect, unliquidated or otherwise ("Retained Liabilities").

                2.1.2 ADDITIONAL PURCHASE PRICE. "Additional Purchase Price" means an amount payable in USD equal to USD 121,000,000 (as adjusted by SECTION 2.3) times the one month LIBOR rate, plus 1%, times a fraction the numerator of which is the number of days in 1995 from January 1, 1995 until the Closing and the denominator of which is 360, compounded monthly. When LIBOR is used in this Agreement, it means the one month lending rate for USD quoted by Barclays Bank on the Reuters screen on page LIBO at approximately 11:00 A.M. London time two business days prior to the start of the month to which such rate will apply under this Agreement.

           2.2  PAYMENT OF PURCHASE PRICE.

                2.2.1 AMOUNT PAID TO SELLER AT CLOSING. The Purchase Price, less USD 6,000,000, will be payable to Seller or its Affiliates at Closing by wire transfer to an account or accounts of Seller at a bank or banks specified by Seller in writing at least five business days prior to the Closing Date.

                2.2.2 AMOUNT PAID INTO ESCROW. The balance of the Purchase Price will be payable at Closing by wire transfer to the escrow account (the "Escrow Account") established under the escrow agreement (the "Escrow Agreement") in the form of EXHIBIT 2.2.2.

           2.3 ADJUSTMENT TO THE PURCHASE PRICE. The Purchase Price will be subject to the following adjustments:

                2.3.1 NET WORKING CAPITAL OF THE BUSINESS. The Purchase Price will be adjusted upwards or downwards to the extent that the Net Working Capital of the Business as of December 31, 1994 converted to NOK, at the rates set forth in the last column of
           SCHEDULE 2.3.1-1, is greater than or less than NOK 148,100,000. For purposes hereof, "Net Working Capital of the Business" shall mean the results of the computation set forth in SCHEDULE 2.3.1, which schedule shall be verified and corrected, if necessary, by Deloitte & Touche as part of their work in respect of the audit of the Financial Statements provided for in SECTION 4.12.1.

                2.3.2 EMPLOYEE PENSION PLANS FUNDING. The Purchase Price will be decreased or increased by an amount equal to the net underfunding or overfunding of the amounts transferred from the Employee Plans which are pension plans to Purchaser Employee Plan, pursuant to SECTION 4.7.2. The amount of the net underfunding or overfunding shall be calculated by the actuaries customarily used by Seller for such plans as of December 31, 1994, based upon (a) the requirements stipulated in the accounting standard required to be implemented for pension plans for fiscal year 1994 for Norwegian companies listed on the Oslo Stock Exchange and (b) other reasonable standards for pension plans, and in each case the assumptions shall be confirmed as to reasonableness by Wyatt & Co. (Detroit).

                2.3.3 CERTAIN LIABILITIES. The Purchase Price will be reduced by an amount equal to the principal balance as of the Closing Date, plus interest from December 31, 1994 to the Closing Date, of the liabilities listed on SCHEDULE 2.3.3.

                2.3.4      INTENTIONALLY OMITTED.

                2.3.5      INTENTIONALLY OMITTED.

                2.3.6 BELGIUM AND UK REAL PROPERTY CREDITS. The Purchase Price will be decreased by GBP 1,775,000 and BEF 56,500,000.

                2.3.7 DECEMBER 31, 1994 BUSINESS CASH. The Purchase Price will be increased by FRF 14,721,000, NOK 788,300, ESB 28,660,000, DM
           7,245,000, which represent the cash balances (including short-term interest bearing receivables) in the Business as at December 31, 1994, which amounts shall be verified and corrected, if necessary, by Deloitte & Touche as part of their work in respect of the audit of the Financial Statements provided for in SECTION 4.12.1.

                2.3.8 FLEXOPACK. The Purchase Price will be increased by FRF 7,000,000, which represents an amount equivalent to the cash to be paid into the Business prior to the Closing Date (to Dynoplast S.A. (France)) by the Seller for the purchase of 95.1% of the shares in Flexopack S.A.R.L.

                2.3.9 NEDCAR ADJUSTMENT. The Purchase Price will be increased by BEF 20,335,409, which represents the amount paid by the Seller prior to January 1, 1995 in excess of 10% of the cost of the Nedcar I program, to be verified by Deloitte & Touche as part of their work in respect of the Financial Statements provided for in
           SECTION 4.12.1.

                2.3.10 RESERVES. The Purchase Price will be increased by DM 543,000, FRF 700,000 and BEF 5,135,443.

                2.3.11 ADJUSTMENTS CONVERSION TO USD. The Purchase Price adjustments required by SECTION 2.3.1 through 2.3.10 shall be converted from local currencies into USD at the Norwegian Central Bank's "middelkurs" rates as quoted by Den norske Bank for the second business day prior to the Closing Date and then added to or subtracted from the USD portion of the Purchase Price set forth in SECTION 2.1.

           2.4 CLOSING EXPENSES AND RELATED TAXES. Seller and Purchaser will share equally (1) all transfer or transaction taxes of any kind or nature imposed by Law on the direct or indirect transfer of the Assets by Seller and/or Subsidiaries to Purchaser (not including income or similar taxes),
     (2) all premiums and other costs for title registration pertaining to each of the Assets, (3) fees and costs for appraisals of the Owned Property in Great Britain and Belgium, (4) all fees for tax and judgment lien searches and other lien searches, and (5) all governmental fees and charges in respect of Governmental Consents. The parties agree to equally share the cost of any Value Added Tax ("VAT") imposed on the transfer of the Assets in an amount equal to Purchaser's cost for funding such VAT during the period from the date on which such VAT was paid by Purchaser until Purchaser has recovered in the relevant jurisdiction(s) an equal offsetting amount of VAT from its customers or otherwise received it from the respective government. The outstanding VAT amount, and thereby the computation of Purchaser's funding cost, will accordingly be reduced as incoming VAT is received. Purchaser's funding cost, for the purpose of such calculation, shall be deemed to be equal to LIBOR plus 1%.

           2.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as provided in SCHEDULE 2.5.


                                  ARTICLE III.
                            SELLER'S AND PURCHASER'S
                         REPRESENTATIONS AND WARRANTIES

           3.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser as follows:

                3.1.1 CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT. Seller and/or each Subsidiary are duly organized and validly existing under the Laws and have all requisite power and authority to own, lease and operate the Assets and to (1) carry on the Business as now being conducted, (2) execute this Agreement and, on or prior to Closing, the other documents listed on SCHEDULE 3.1.1 (the "Other Seller Agreements"), and (3) consummate the transactions contemplated hereby. The execution and performance of this Agreement has been duly authorized, in accordance with applicable Laws and all relevant governing corporate documents ("Charter Documents") of Seller, and this Agreement has been duly executed and delivered and is a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, but the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the body resolving such matter. Except as reflected on SCHEDULE 3.1.1, the minute books of the Purchased Subsidiaries contain complete copies of (1) the minutes of each meeting, and (2) all resolutions of the board of directors and stockholders of the Purchased Subsidiaries.

                3.1.2 QUALIFICATION. Seller and each Subsidiary are duly qualified or otherwise authorized as a corporation to transact business in each jurisdiction in which the nature of the Business or location of the Assets requires such qualification and in which the failure to obtain such qualification or authorization could adversely affect the condition of the Business.

                3.1.3      SUBSIDIARIES.

                           3.1.3.1 The entire authorized and issued capital stock of each Purchased Subsidiary (other than the Purchased Subsidiary in Belgium which is yet to be created) is listed on SCHEDULE 3.1.3.1 and is issued only to the holders reflected on such Schedule.

                           3.1.3.2 The name and jurisdiction of formation of each of the Subsidiaries is set forth in SCHEDULE 3.1.3.2.

                3.1.4 CHARTER DOCUMENTS. True and complete copies of the Purchased Subsidiaries' Charter Documents (other than the Purchased Subsidiary in Belgium which is yet to be created) have been delivered to Purchaser.

                3.1.5 ASSETS USED IN THE BUSINESS. The Assets constitute all of the assets, rights and business of Seller and the Subsidiaries relating to the Business. Upon the transfer of the Assets to Purchaser at the Closing, Purchaser will own (or, in respect of any existing leases or licensing agreements relating to the Assets, continue to have rights as a lessee, licensee or under the agreements entered into pursuant to SECTIONS 4.8 or 4.22(b)) all of the assets, rights and business necessary for it to conduct the Business consistent with the manner in which Seller and the Subsidiaries are presently conducting the Business and which will permit the Business to be operated on a reasonable stand-alone basis.

                3.1.6 OWNERSHIP OF ASSETS. Except as reflected on SCHEDULES 3.1.6 and 3.1.12, Seller (or one of the Subsidiaries) is the owner of the Assets, and has good and marketable title thereto, including those Assets acquired after December 31, 1994 (other than inventory sold or receivables collected in the ordinary course of business subsequent to said date), and by Closing the Assets will be free and clear of any lien, claim, charge, encumbrance or other restriction (other than liens related to the Assumed Liabilities). Except as provided in SCHEDULES 3.1.6 and 3.1.12, neither Seller nor any Subsidiary holds or uses any of the Assets pursuant to any lease, conditional sales contract, franchise or license.

                3.1.7      CONSENTS AND APPROVALS.  Except as disclosed on
           SCHEDULE 3.1.7, the execution and delivery by Seller of this Agreement and the Other Seller Agreements and the performance and the consummation of the transactions contemplated hereby do not require Seller or any Subsidiary to obtain any consent, approval, waiver of any acceleration, termination or other right or remedy or action of or by, or make any filing with or give any notice to, any other person relating to any Material Contract.

                3.1.8 PURCHASER'S TITLE ON CONSUMMATION. Immediately after the Closing, Purchaser will be vested with good and marketable title to the Assets (or, in respect of any existing leases or licensing agreements relating to the Assets, have rights as a lessee, licensee or under the agreements referred to in SECTION 4.8 or 4.22(b)), free and clear of any lien, claim, charge, encumbrance or other restriction (other than liens related to the Assumed Liabilities).

                3.1.9 FINANCIAL STATEMENTS. With respect to the financial statements related to the Business for the fiscal year ending on December 31, 1994, attached hereto as EXHIBIT 3.1.9 (the "Financial Statements"):

                           3.1.9.1 The Financial Statements are accurate and complete in all material respects, are consistent with the books and records and fairly present the Business' financial condition, assets and liabilities and the results of operations and cash flows for the period then ended in accordance with generally accepted accounting principles ("GAAP") as consistently applied in Norway (Purchaser approves the rate of depreciation of customer-tools used in the Financial Statements for the Business operation in France). Notwithstanding the foregoing, Seller shall not be in breach of this SECTION
                     3.1.9.1 by reason of an overstatement in 1994 operating profit in the Financial Statements, so long as the amount of operating profit reflected on the audited financial statements delivered pursuant to SECTION 4.12.1 is not less than NOK 31,000,000.

                           3.1.9.2 Except as listed on SCHEDULE 3.1.9.2, as of the date hereof, to Seller's knowledge, there are no material debts, liabilities or obligations of any type, description, kind and nature related to the Business (fixed, contingent, direct or indirect, unliquidated or otherwise), except to the extent clearly reflected in the Financial Statements or which have arisen after December 31, 1994 in the ordinary course of the Business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement claim or lawsuit).

                3.1.10 TAX MATTERS. The Purchased Subsidiaries have timely filed all income tax, sales tax, use tax, value added tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which they are required to file and have paid, accrued or otherwise provided for all taxes, deficiencies or other assessments of tax, interest or penalties owed. Each of such tax returns heretofore filed by or with respect to the Purchased Subsidiaries as to which the applicable statute of limitations has not expired, correctly and accurately reflects the amount of their tax liability thereunder (other than such liability arising as a result of adjustments not material in the aggregate and which liability is adequately reserved for by the Purchased Subsidiaries).

                3.1.11 MATERIAL CONTRACTS. Seller and/or Subsidiaries are not parties to any material written or oral leases, agreements or other contracts or legally binding obligations relating to or in any way affecting the operation or ownership of the Business, except for those listed on SCHEDULE 3.1.11 ("Material Contracts"). The Material Contracts listed on SCHEDULE 3.1.11 include each and every lease, agreement or other contract described below:

           (1) any existing or proposed collective bargaining or similar arrangement with any labor union;

           (2) any contract for capital expenditures or the acquisition or construction of fixed assets (except any contract made in the ordinary course of the Business which requires future payments of less than an amount equal to USD 100,000; but all such contracts do not require future payments in the aggregate greater than an amount equal to USD 2,000,000);

           (3) any contract for the purchase or the sale of materials, supplies, merchandise or services except any contract made in the ordinary course of business;

           (4)  any contract relating to environmental matters;

           (5) any contract granting to any person a first-refusal, first-offer or similar preferential right to purchase any of the Assets having a value greater than USD 5,000;

           (6) any contract with any manufacturer's representative or other sales agent or distributor, or advertising or marketing entity which is not terminable by Seller or Subsidiaries without penalty on 180 calendar days' or less notice;

           (7) any lease of real property to which Seller or Subsidiaries are parties;

           (8) any license or sublicense which Seller or Subsidiaries have granted or received;

           (9) any contract providing for the indemnification of any officer, director, employee or other person;

           (10) any contract prohibiting Seller or Subsidiaries from, or restricting any of them in, conducting the Business anywhere in the world;

           (11) any joint venture or partnership contract;

           (12) any tax sharing agreements with a Purchased Subsidiary;

           (13) any contract with representatives, distributors, customers, or agents of any such person for the sharing of fees, the rebating of charges or similar arrangements;

           (14) any contract containing covenants not to compete;

           (15) any contract relating to the acquisition of any business;

           (16) any contract relating to the borrowing of money;

           (17) any consulting contract requiring a payment of greater than USD 50,000;

           (18) any employment contract having an express term of greater than 1 year; and

           (19) any contract not made in the ordinary course of the Business.

           Seller and Subsidiaries have either provided or made available to Purchaser a complete copy of each written Material Contract (other than customer contracts), including all amendments or other modifications thereto (any Material Contract which has not been provided as of the date hereof will be provided prior to the Closing; however, material terms of customer contracts, other than price, are described on SCHEDULE 3.1.11). Except as set forth on SCHEDULE 3.1.11, each Material Contract is a valid and binding obligation of Seller or Subsidiaries, enforceable in accordance with its terms, and is in full force and effect, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, but the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the body resolving such matter and that termination rights may be subject to mandatory statutory time limitations which vary from the contractual provisions. Except as set forth on SCHEDULE 3.1.11, Seller and Subsidiaries have performed all obligations required to be performed by them under each Material Contract, and neither Seller nor any Subsidiary nor, to Seller's knowledge, any other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder; and to Seller's knowledge there exists no condition which would constitute breach or default thereunder. Except as reflected on SCHEDULE 3.1.11, neither Seller nor any Subsidiary has been notified that any party to any Material Contract intends to cancel, terminate, not or exercise an option under any Material Contract, whether in connection with the transactions contemplated by this Agreement or otherwise.

           3.1.12 REAL PROPERTY. SCHEDULE 3.1.12 contains a true and correct description of all real property relating to the Business (a) owned by Seller or any Subsidiary (the "Owned Property"), and (b) leased by Seller or any Subsidiary (the "Leased Property"; and, together with Owned Property, the "Real Property"), in each case identifying the particular owner or lessee of each parcel of Real Property. Except as set forth in SCHEDULE 3.1.12:

                     3.1.12.1 Neither the Real Property nor Seller or any Subsidiary as owner or lessee of the Real Property enjoys any right, easement or privilege, the continued existence of which is doubtful or uncertain or the withdrawal or cessation of which would affect the use or continued use of the Real Property for the purposes of the Business or the value of the Real Property.

                     3.1.12.2 There is no actual, or to Seller's knowledge threatened, settlement, earth movement, insect infestation, or damage affecting the Real Property, or any defects in the mechanical, electrical, plumbing, sewer, heating, air conditioning and sprinkler systems of any improvements constituting a portion of the Real Property (the "Improvements"), all of which are in good operating condition and repair, subject only to ordinary wear, tear and maintenance. There are no structural defects in the Real Property or the Improvements and the roof, basement, foundation and walls of each are free of flooding, leakage and subsidence. To Seller's knowledge, no materials prohibited by the relevant codes of practice have been used in the Real Property, the construction of the Improvements or any alterations thereto or are now present in the Real Property.

                     3.1.12.3 No proceedings are presently pending with respect to Owned Property or to Seller's knowledge threatened for the taking by exercise of the power of eminent domain, condemnation, or in any other manner, for a public or quasi-public purpose, of the Owned Property. To Seller's knowledge, there is no plan or study by any governmental authority or agency which if implemented would in any way adversely affect the present use or zoning of the Real Property.

                     3.1.12.4 There is no pending, or to Seller's knowledge threatened, curtailment or reduction of any utility service to the Real Property, and neither Seller nor any of the Subsidiary has received any written notice of any such pending or threatened curtailment or reduction. All utilities and public or quasi-public improvements located upon, under, at or adjacent to the Real Property, required by law, ordinance, rule, code, or necessary for the normal operation of the Real Property are installed, are connected under valid permits, are in working order and are adequate to service the Real Property and are fully paid for. All utilities have been completed to the lot lines of the land constituting a portion of the Real Property (the "Land") and are connected to the Improvements. No "tap-in" (charges or impositions to attach to or otherwise acquire water, gas, electricity or other utility service) or other similar fees will be required to be paid on or after Closing. No off-site easements, utility, parking or other facilities are by law or contract needed for the use and operation of the Real Property. The water supply and water purity, the sewer and waste disposal systems and all of the other utility systems necessary and appropriate for the use and occupancy of the Land and Improvements are sufficient for the operation thereof. The Land and Improvements have access to public roadways. All school and park donations or payments required in connection with the development, construction, use and occupancy of the Owned Property have been paid in full.

                     3.1.12.5 No taxing authority has asserted any tax deficiency or lien against the Real Property, which has not been paid by the Seller; and, since December 31, 1994, no notice of any increase in the assessed valuation of any of the Real Property and no notice of any contemplated special assessment has been received by Seller or any of the Subsidiaries. All real estate taxes and assessments on the Real Property payable by the Seller have been paid or reserved for in the

                     Financial Statements through December 31, 1994. To Seller's knowledge, none of the Owned Property is subject to a threatened special assessment.

                     3.1.12.6 There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property, and there are no parties other than Seller and Subsidiaries in possession of the Real Property.

                     3.1.12.7 No Real Property is in an area for which flood risk insurance is necessary or is in any flood way, flood zone or mud-slide hazard area.

                     3.1.12.8 No mining, drilling, oil extraction, tunnelling or pipe line operations have taken place or are contemplated on or under the Owned Property.

                     3.1.12.9 No notice, action, or proceeding affecting the Real Property has been served or commenced by or against the Seller and there are no disputes where Seller is a party concerning the Real Property with any person, and to Seller's knowledge there are no circumstances now existing which are likely to result in any such notice, action or proceeding being served or commenced or any such dispute arising.

                3.1.13 LITIGATION. Except as set forth in SCHEDULE 3.1.13 (which shall disclose the parties to, nature of and relief sought for each matter to be disclosed on SCHEDULE 3.1.13):

                           3.1.13.1 There is no judgment, order or decree from any court or Governmental Authority, suit, action, proceeding, investigation, claim or order pending or to Seller's knowledge threatened against Seller nor any Subsidiary or any Employee Plan or any fiduciary, plan administrator or other person dealing with any such plan (or pending or to Seller's knowledge threatened against any of the officers, directors or employees of Seller or any Subsidiary with respect to the Business), or to which Seller or any Subsidiary is otherwise a party, or which may adversely affect the Assets or the Business, before any court, or before any Governmental Authority (collectively, "Claims"); nor to Seller's knowledge is there any basis for any such Claims.

                           3.1.13.2 SCHEDULE 3.1.13.2 sets forth all closed material litigation matters with respect to the Business to which Seller or any Subsidiary was a party during the five years preceding the date hereof, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

                3.1.14 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on SCHEDULE 3.1.14-1, Seller and Subsidiaries have complied and are currently in material compliance with all laws, rules, ordinances, statutes, regulations, writs, injunctions, judgments, decrees, orders or other decisions applicable to them or to the operation of the Business (each individually a "Law," and collectively, "Laws") and have not received any notice of any alleged claim or threatened claim, violation of or liability or potential responsibility under any such Law which have not heretofore been cured and for which there is no remaining liability. Seller and the Subsidiaries have all licenses, permits, orders or approvals of, and have made all required registrations with, any governmental or regulatory body that are material to the conduct of the Business (collectively, "Permits"). All Permits are listed on SCHEDULE 3.1.14-2 and are in full force and effect. No material violations exist in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit. Except as set forth on SCHEDULE 3.1.14-3 there are no statements, citations or decision by any governmental or regulatory body stating that any product currently sold by the Business is defective or unsafe or fails to meet any regulations or the like promulgated by any such governmental or regulatory body or any supra-national regulatory bodies (such as the European Union and United Nations) nor that any product currently sold by the Business has been designed or manufactured in a defective manner. Except as set forth on SCHEDULE 3.1.14-4, there have been no recalls, whether ordered by a Governmental Authority or otherwise, within the preceding five years with respect to any product sold by the Business.

                3.1.15 TRADEMARKS, SERVICE MARKS, TRADE NAMES AND COPYRIGHTS. Other than the trade name "Dynoplast", all trademarks, service marks, trade names and copyrights (including computer software and data) ("Trademarks") used by Seller or any Subsidiary in the conduct of the Business are described in SCHEDULE 3.1.15, along with information as to Seller's and Subsidiaries' ownership thereof or licenses, rights or immunities therein and registration thereof. All of such trademarks, service marks, trade names and copyrights are owned by Seller and Subsidiaries, except for such as are licensed to Seller or any Subsidiary under licenses referred to in SCHEDULE 3.1.15. All of the Trademarks are valid, free of any encumbrances and are not being challenged. Neither Seller nor any Subsidiary has infringed any Trademark. There is no claim pending or threatened against Seller or any Subsidiary with respect to alleged infringement of any Trademark nor, to the knowledge of Seller, does the operation of any aspect of the Business, in the manner in which it has heretofore been operated or is presently operated, give rise to any such infringement.

                3.1.16 PATENTS AND OTHER INTELLECTUAL PROPERTY. All patents and other intellectual property material to the operation of the Business ("Intellectual Properties"), including all inventions, designs, models, processes, and applications for patents owned or used in the Business, are described in SCHEDULE 3.1.16, along with information as to Seller's or any Subsidiary's ownership thereof or licenses, rights or immunities therein and registrations thereof. Neither Seller nor any Subsidiary has infringed on any Intellectual Property belonging to any person. Neither Seller nor any Subsidiary is a party to any license agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula not set forth in SCHEDULE 3.1.16. Seller and Subsidiaries have the right and authority to use all patents, applications for patents, inventions, trade secrets, processes, models, designs, formulas and other intellectual property rights as are necessary to enable them to conduct and to continue to conduct all phases of the Business in the manner presently conducted and, to the knowledge of Seller, such use does not and will not infringe on any patent or other rights of any person.

                3.1.17 TRANSACTION NOT A BREACH. The execution, delivery and performance of this Agreement and the Other Seller Agreements by Seller and the Subsidiaries and the consummation of the transactions by Seller will not (1) violate, conflict with or result in a breach of any provision of the Charter Documents; (2) subject to obtaining the Required Consents, violate or result in a breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or declare (or with notice or lapse of time or both declare) a default under, any Material Contract by or to which it or any of the Assets may be bound or subject; (3) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Seller or any Subsidiary or upon the Assets; (4) to Seller's knowledge and subject to obtaining the Governmental Consents, violate any Law, which violation could have an adverse effect on the condition of the Business; or (5) except as set forth on SCHEDULE 3.1.17, violate or result in the revocation, invalidity or suspension of any Permit.

                3.1.18 CONDUCT OF BUSINESS. Since December 31, 1994, Seller and Subsidiaries have conducted the Business only in the ordinary course consistent with past practices. Except as set forth on SCHEDULE 3.1.18 or otherwise consented to in writing by Purchaser prior to the date hereof, since December 31, 1994 with respect to the Business there has not been any:

                (1) material adverse change to the Business (a general increase in the cost of raw materials shall not be deemed a material adverse change);

                (2) sale, transfer or other disposition by Seller or any Subsidiary of any Assets having a replacement cost or fair market value greater than an amount equal to USD 100,000;

                (3) strike, picketing, boycott, work stoppage, union organizational activity, allegation, charge or complaint of employment discrimination or other labor dispute or similar occurrence;

                (4) notice (formal or otherwise) of any liability or potential liability relating to environmental matters;

                (5) declaration, setting aside, or payment of any dividend or other distribution in respect of any Purchased Subsidiary's capital stock or any direct or indirect redemption, purchase, or other acquisition of such stock;

                (6) amendment, termination of, or waiver of any right under, any Material Contract;

                (7) approvals for unbudgeted capital expenditures by Seller or any of the Subsidiaries which require payments in excess of an amount equal to DM 50,000;

                (8) charitable contributions or pledges by Seller or any of the Subsidiaries;

                (9)  forgiveness of intercompany accounts;

                (10) other than in the ordinary course of the Business,
                     creation of indebtedness to third parties for borrowed money;

                (11) changes in the accounting methods or practices of the
                     Business;

                (12) changes in the material policies of the Business;

                (13) other than in the ordinary course, wage, bonus or salary increase, or any increase in any other direct or indirect compensation, or in any payment or commitment to pay any severance or termination pay or any amendment or termination of any Employee Plan or establishment of any new Employee Plan;

                (14) other than in the ordinary course (such as travel
                     advances), loan or advance to any person; or

                (15) other than in the ordinary course, assumption or incurring of material debt, obligation or liability.

                3.1.19 INSURANCE POLICIES. SCHEDULE 3.1.19-1 is a complete list and description of all insurance policies (excluding directors and officers liability insurance and fidelity insurance and employee bonding) currently maintained by Seller and Subsidiaries (the "Insurance Policies") with respect to the Business. The Insurance Policies are in full force and effect, and Seller and Subsidiaries are not in default under any of them and no material claim for coverage thereunder has been denied under any such current policies with respect to any matter. Neither Seller nor any Subsidiary has received any notice of cancellation or non-renewal. SCHEDULE 3.1.19-2 is a complete list and description of all material past and all current insurance claims filed in connection with the Business within the past two years. Except as set forth on SCHEDULE 3.1.19-3, neither Seller nor any Subsidiary have received any notice from any of its insurance carriers that any of its premiums will be materially increased in the future, or that any insurance coverage will not be available on substantially the same terms as are now in effect.

                3.1.20 ACCOUNTS RECEIVABLE. All of the accounts receivable have arisen in the ordinary course of the Business. Seller has given Purchaser access to an aged listing of accounts receivable reflected on the Balance Sheet(s).

                3.1.21 INVENTORY. Unless reserved for in the Balance Sheet(s), all raw materials and work-in-progress will be usable in the normal manufacturing process and, in the case of finished goods, are fit for the purpose for which they were made and are saleable in the ordinary course of the Business.

                3.1.22 TANGIBLE PROPERTY. Except as set forth on SCHEDULE 3.1.22, substantially all of the facilities, machinery, equipment, furniture, fixtures, vehicles, structures, any related capitalized items and other tangible property included in the Assets and material to the Business (the "Tangible Property") are in good operating condition and repair (ordinary wear, tear and maintenance excepted), and neither Seller nor any Subsidiary has received any notice that it is in violation of any existing law or any building, zoning, environmental, health, safety or other ordinance, code or regulation which violation could have an adverse effect on the Business.
           Seller has given Purchaser a complete schedule of all Tangible Property reflected on the Balance Sheet(s).

                3.1.23 BENEFIT PLANS. SCHEDULE 3.1.23 contains a complete list and description of all pension plans and all other benefit plans (including schemes, programs, policies, arrangements or agreements) for the Hired Employees or their dependents or beneficiaries (any such plan, scheme, program, policy, arrangement or agreement being referred to herein as an "Employee Plan"). As of December 31, 1994, unless otherwise set forth in SCHEDULE 3.1.23, liabilities with respect to Employee Plans which are not pension plans are fully accrued on the Financial Statements in accordance with Norwegian GAAP or are fully funded pursuant to a trust (or other funding arrangement) that is separate from the assets of the Seller, any Subsidiary or any affiliate thereof.

                3.1.24 INTEREST OF SELLER OR AFFILIATES IN CUSTOMERS, ETC. Except as set forth on SCHEDULE 3.1.24, neither Seller, nor any member of senior management or Affiliate of Seller, no spouse or child of any such member of senior management or Affiliate or any entity controlled by one or more of the foregoing:

                (1) owns, directly or indirectly, any interest in (except for less than one percent stock holdings for investment purposes in securities of publicly held and traded companies), or is a member of senior management or director of, any person which is, or is engaged in business as, a competitor, supplier or customer of the Business;

                (2) other than Seller and the Subsidiaries, owns, directly or indirectly, in whole or in part, any tangible or intangible property used in the conduct the Business; or

                (3) has any cause of action or other claim whatsoever against, or owes any amount to, Seller or any Subsidiary, with respect to the Business, except for intercompany debt or claims in the ordinary course of business such as for accrued vacation pay and similar matters.

                3.1.25 HEALTH, SAFETY AND ENVIRONMENT. With respect to the Business and the Assets:

                           3.1.25.1  Except as set forth in SCHEDULE 3.1.25.1,
                     (1) Seller and each Subsidiary is in material compliance (any single, unrelated occurrence of non-compliance having a cost, including remediation, fees and penalties, of more than $10,000 is deemed "material") with all Environmental and Safety Requirements, and (2) Seller and each Subsidiary possesses all relevant environmental Permits and has filed all notices or applications required thereby. As used herein, "Environmental and Safety Requirements" means all applicable

                     Laws, rules, regulations, ordinances, requirements, Permits and registrations relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended and in force as of the date hereof.

                           3.1.25.2  Except as disclosed in SCHEDULE 3.1.25.2,
                     (1) within the last 5 years neither Seller nor any Subsidiary has been subject to, or received any notice of, any private, administrative or judicial action, or notice of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Materials in, under or upon any real property currently or formerly owned, leased or used by (A) Seller, any Subsidiary or any of their predecessors (for purposes of this SECTION 3.1.25.2, "predecessor" shall mean any legal entity which was a predecessor of Seller or any Subsidiary (for example, by merger, de-merger, consolidation, corporate acquisition or similar corporate action), or (B) any person that has transported, treated or disposed of Hazardous Materials on behalf of Seller, any Subsidiary or any of their predecessors; (2) Seller does not have knowledge of any basis for any such notice or action; and (3) there are no pending or to Seller's knowledge threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Authority or any other entity regarding any matter relating to health, safety or protection of the environment. "Hazardous Materials" means any and all materials and substances which are so classified by, or are subject to regulation under, any Environmental and Safety Requirements.

                           3.1.25.3 Except as identified in SCHEDULE 3.1.25.3, there are and have been no past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to materially interfere with or prevent continued material compliance with any Environmental and Safety Requirements or give rise to any legal obligation or liability (any single, unrelated occurrence of interference or non-compliance having a cost, including remediation, fees and penalties, of more than $10,000 is deemed material).

                     3.1.26 KEY EMPLOYEES. Seller has provided Purchaser with the name and total compensation of each person who is an employee, consultant, agent or other representative of the Business whose annual rate of compensation (including bonuses and commissions) exceeds an amount equal to USD 50,000 ("Key Employee"). Neither Seller nor any Subsidiary has made a commitment or agreement to increase the compensation above the terms provided to Purchaser or to modify the conditions or terms of employment of any such person, other than in the ordinary course of the Business. To Seller's knowledge, none of such persons currently holding such a position has threatened to cancel or otherwise terminate such person's relationship with the Business.

                     3.1.27 LABOR MATTERS. Except as set forth in SCHEDULE 3.1.27, with respect to the Business there is no, and within the last five years neither Seller nor any Subsidiary has experienced, any strike, picketing, boycott, work stoppage or slowdown or other labor dispute, union organizational activity, allegation, charge or complaint of unfair labor practice, employment discrimination or other matters relating to the employment of labor pending or to Seller's knowledge threatened against Seller or any

           Subsidiary or which might affect Seller or any Subsidiary; nor to Seller's knowledge is there any basis for any such allegation, charge, or complaint. Other than existing trade unions, there is no request for representation pending and no question concerning representation has been raised. There is no grievance pending which might have an adverse effect on the Business, nor is there any arbitration proceeding arising out of a union agreement. There are no arbitration awards, court orders, or private settlement agreements which in any way alter, amend, terminate or clarify any union agreement or which restrict or otherwise impact Seller's or any Subsidiary's ability to act with respect to the employees covered by any union agreement in the future. To Seller's knowledge, no Key Employee and no group of employees has any plans to terminate employment with Seller or any Subsidiary or, after the Closing, Purchaser. Seller and Subsidiaries have complied in all material respects with all applicable laws and notice requirements to unions and worker organizations relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of taxes. Seller and Subsidiaries are not liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, ordinances or regulations.

                     3.1.28 SUPPLIERS. SCHEDULE 3.1.28 is a list of aggregate purchases made within the 12 months ending on December 31, 1994 from the 12 largest suppliers to each of the locations of the Business of key materials, services and commodities utilized in the Business, exclusive of utility services. Except as noted on
           SCHEDULE 3.1.28, in the 12 months ending on the date of this Agreement, no such supplier has cancelled or otherwise terminated, or to Seller's knowledge, threatened to cancel or otherwise terminate, its relationship with the Business. Neither Seller nor any Subsidiary has received any notice, or is aware that any such supplier intends to cancel or otherwise modify its relationship with Seller or any Subsidiary.

                     3.1.29 CUSTOMERS. SCHEDULE 3.1.29 is a complete list of sales made or services provided within the 36 months ending on December 31, 1994 to the 20 largest customers of the Business. Except as noted on SCHEDULE 3.1.29, in the 36 months ending on the date of this Agreement, no such customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Business, or reduced, or to Seller's knowledge, threatened to reduce, its business with the Business. No such customer has indicated that it intends to terminate or modify its relationship with the Business on account of the acquisition of the Assets by Purchaser.

                     3.1.30 BROKERS. Neither Seller nor any Subsidiary has engaged the services of any broker, finder or agent in connection with the transactions contemplated by this Agreement.

                     3.1.31 BANKS, BROKERS AND PROXIES. SCHEDULE 3.1.31 sets forth (1) the name of each bank, trust company, securities or other broker or other financial institution with which Seller or any Subsidiary has an account, credit line or safe deposit box or vaults for the Business; (2) the name of each person authorized by Seller or any Subsidiary to draw thereon or to have access thereto; and (3) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of Seller or any Subsidiary in matters concerning the business or affairs of the Business.

                     3.1.32     INTENTIONALLY OMITTED.

                     3.1.33 DEFERRED CAPITAL INVESTMENT. There are no investments which were included in the 1994 forecast for the Business, a copy of which has been delivered to Purchaser, in excess of USD 1,000,000, in the aggregate, which have not been recorded on the books of the Seller or any Subsidiary and reflected in the Financial Statements.

                     3.1.34 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of Seller or any Subsidiary in connection with this Agreement are complete and accurate, except for information provided in connection with the letter of intent between the parties, dated January 5, 1995, which was provided on a reasonable efforts basis at that time. No representation or warranty of Seller contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. There is no fact that Seller has not disclosed to Purchaser in writing that adversely affects the condition of the Business or the ability of Seller and the Subsidiaries to perform this Agreement.

           3.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller as follows:

                     3.2.1 CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT. Purchaser is duly organized, validly existing and in good standing under the Law and has all requisite power and authority to (1) execute this Agreement and the other documents listed on SCHEDULE 3.2.1 (the "Other Purchaser Agreements"), and (2) consummate the transactions contemplated hereby. The execution and performance of this Agreement and the Other Purchaser Agreements has been duly authorized, in accordance with applicable Law and all relevant Charter Documents of Purchaser, and this Agreement has been duly executed and delivered and is a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

                     3.2.2 TRANSACTION NOT A BREACH. The execution, delivery and performance of this Agreement and the Other Purchaser Agreements by Purchaser and the consummation of the transactions by Purchaser will not (1) violate, conflict with or result in the breach of any provision of the Charter Documents; (2) subject to obtaining the Required Consents, violate or result in the breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or declare (or with notice or lapse of time or both declare) a default under, any material contract or other agreement to which Purchaser is a party; (3) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Purchaser; or (4) violate any statute, law or regulation of any jurisdiction.

                     3.2.3 BROKERS. Purchaser has not engaged the services of any broker, finder or agent in connection with the transactions contemplated by this Agreement.

                     3.2.4 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of Purchaser in connection with this Agreement, including financial statements and existing loan and indenture agreements relating to Purchaser, are true complete and accurate. No representation or warranty of Purchaser contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context, in which made, not false or misleading. There is no fact that Purchaser has not disclosed to Seller in writing that adversely affects the ability of Purchaser to perform this Agreement. As of the date of this Agreement, Purchaser is not aware of any breach by Seller of any of the representations and warranties set forth in SECTION 3.1.


                                  ARTICLE IV.
                       CERTAIN COVENANTS AND OTHER TERMS

           4.1 REGULATORY FILINGS. As soon as possible after the execution of this Agreement, each party will make such filings as may be required by any Governmental Authority; and thereafter, each party will file or cause to be filed, as promptly as practicable, with any Governmental Authority, any supplemental information which may be requested. The parties hereto will make such filings and use their best efforts to obtain the Required Consents; provided, however, "best efforts" shall not require Purchaser to agree to dispose of any assets, lines of business or equity interests to obtain the Required Consents.

           4.2 INVESTIGATION AND DUE DILIGENCE BY PURCHASER. Prior to June 15, 1995, upon reasonable notice Seller will afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access (in a manner not to unreasonably disrupt the Business) during normal business hours to the offices, facilities, properties, files, books and records of the Business to afford Purchaser the opportunity to review, examine and investigate the Business. Purchaser will be permitted to make extracts from and to make copies of such books and records as may be reasonably necessary. Except to the extent that Purchaser is aware as of the date hereof of circumstances which constitute a breach by Seller of any of its representations and warranties set forth in SECTION 3.1, no investigation by Purchaser or its representatives shall offset or limit the scope of Seller's representations and warranties in this Agreement or in the Other Seller Agreements or limit Seller's liability for any breach thereof.

           4.3 CONDUCT OF BUSINESS. From the date hereof through the Closing, except as otherwise provided for in this Agreement, Seller covenants and agrees:

                     4.3.1 Seller and Subsidiaries will operate the Business in the ordinary and usual course in substantially the same manner as it is presently operated. Seller will provide Purchaser with its business plan for the Business.

                     4.3.2 Without the prior written consent of Purchaser, in a manner to be agreed upon by the parties within 30 days hereof, neither Seller nor any Subsidiary shall undertake any of the actions specified in SECTION 3.1.18 or enter into any new agreement relating to the Business other than in the ordinary course of the Business.

                     4.3.3 Seller and Subsidiaries will use their best efforts to keep the Permits in full force and effect and renew any of the same which expire prior to the Closing.

                     4.3.4 Subject to the terms and conditions of this Agreement, Seller and Subsidiaries will use their best efforts to keep available the services of their present employees of the Business, and preserve the goodwill, reputation and present relationships of the Business with its suppliers, customers, licensors and others having business relations with the Business.

                     4.3.5 Seller and Subsidiaries will (1) maintain all of the Real Property and the Tangible Property in the same good operating condition and repair as existed on December 31, 1994 (ordinary wear, tear and maintenance excepted), (2) maintain and keep in full force existing Insurance Policies, (3) maintain the records in the usual, regular and ordinary manner on a basis consistent with past practices, and (4) perform and comply with its obligations under all Material Contracts. Seller and Subsidiaries will not make any material alterations to the Real Property or the Tangible Property without the prior written consent of Purchaser.

                     4.3.6 Seller shall use its best efforts to conduct the Business in such a manner so that the representations and warranties contained in ARTICLE III shall continue to be true and correct on and as of the Closing as if made on and as of the Closing, and Seller shall give Purchaser prompt notice of (1) any event, condition or circumstance known to Seller occurring from the date hereof through the Closing that would constitute a material violation or breach of any representation, warranty or covenant of Seller, or the nonfulfillment of any condition, contained in this Agreement, and (2) any event, occurrence, transaction or other item known to Seller which would have been required to have been disclosed on any Schedule, Exhibit or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof.

           4.4 NON-NEGOTIATION. In consideration of the substantial time, effort and expense undertaken by Purchaser in connection with its due diligence review and the preparation and execution of this Agreement, Seller agrees that neither it nor its representatives, agents or employees will, after the execution of this Agreement until the earlier of the termination of this Agreement or the Closing, directly or indirectly, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing any information concerning Seller or any Subsidiary) any acquisition proposal relating to or affecting the Assets or any part of them (other than sales in the ordinary course of the Business), or any direct or indirect interests in Seller or any Subsidiary which would affect the Assets, whether by purchase of assets or stock, purchase of interests, merger or other transaction, and that Seller will promptly advise Purchaser of the terms of any communications Seller or any Subsidiary may receive or become aware of relating to any bid for all or any part of the Assets.

           4.5 RE-REGISTERING AND REGISTERING INTANGIBLES. Seller and each Subsidiary shall provide to Purchaser all information and documentation which Purchaser shall reasonably request in respect of Trademarks, Intellectual Property, and any other rights and properties registered in the name of, or to the benefit of, Seller or any Subsidiary under any agreement or arrangement, necessary and appropriate for the valid re-registration (or, with respect to Trademarks, Intellectual Properties, rights and properties not registered in the name of, or to the benefit of, Seller or any Subsidiary, the registration) of such Trademarks, Intellectual Properties, rights and properties, free of any liens, claims, charges, encumbrances or other restrictions, in the name, or to the benefit, of Purchaser.

           Seller and each Subsidiary shall, without compensation, assist Purchaser in the preparation of such re-registration and registration, as the case may be, of such Trademarks, Intellectual Properties, rights and properties.

           Purchaser and Seller shall equally share all costs, fees and expenses in respect of such re-registration and registration, as the case may be.

           4.6 EMPLOYEE TRANSFER COSTS. To the extent there are costs and expenses with respect to employees of the Business by reason of employment agreements, collective agreements or Laws directly or indirectly resulting from, growing out of or in any way related to the event of hiring, transfer or termination of employees pursuant to this Agreement such costs or expenses shall be borne by the Seller (provided, however, salary, wages and other benefits accruing following a transfer of employment to Purchaser pursuant to its obligation under SECTION 4.13 shall be the responsibility of Purchaser).

           4.7  PENSION PLANS.

                     4.7.1 Purchaser agrees that, within 30 days after the Closing Date, it shall establish pension plans ("Purchaser Employee Plans") for employees of Seller who are eligible to participate in those Employee Plans which are pension plans and whose employment is assumed by Purchaser ("Hired Employees"), and except as may be prohibited by any applicable law, Purchaser agrees that the provisions of each such plan shall be similar to those contained in the respective Employee Plans which are pension plans. Purchaser further agrees to obtain such governmental and other approvals, if any, as are necessary or generally deemed appropriate to substantiate any tax or other intended benefits arising out of such plan.

                     4.7.2 Seller agrees to provide Purchaser with true and complete copies of all Employee Plans documents and any other material information as Purchaser shall reasonably request to implement the establishment of each Purchaser Employee Plan. Seller agrees to transfer from all sources (including existing Employee Plans assets) to the Purchaser Employee Plans (or its related trust) all Employee Plans' (which are pension plans) assets that are attributable to the Hired Employees. For purposes of such transfer, any determination of the amount of assets to be transferred (x) shall include a pro rata portion of any surplus of assets over liabilities and (y) shall be calculated by the actuaries customarily used by Seller for such plans, with the assumptions and methodology to be confirmed as to reasonableness by Wyatt & Company (Detroit).

           4.8 UTILITIES, PERSONNEL, EQUIPMENT SHARING, SERVICE SHARING AND OTHER AGREEMENTS. Seller, each appropriate Subsidiary and Purchaser will execute, on the Closing Date, utilities, personnel, equipment sharing, service sharing, space sharing and other agreements in the form of EXHIBIT 4.8, regarding the co-existence after the Closing Date of operation of the Business and the operation of other business of Seller in Real Property in Germany, Norway, Great Britain and Belgium.

           4.9 LICENSE AGREEMENT. On the Closing Date, Purchaser and Seller will execute a license agreement for Purchaser's use of the name "Dyno" (but not "Dynoplast") for a 2-year period after the Closing, in the form of EXHIBIT 4.9 ("License Agreement").

           4.10 REAL PROPERTY IN BELGIUM AND GREAT BRITAIN. Seller and Purchaser will negotiate in good faith for the lease to Purchaser, effective at the Closing Date, of that portion of the Real Property in Belgium and Great Britain related to the Business, pursuant to leases incorporating those terms listed on EXHIBIT 4.10.

           4.11 REAL PROPERTY IN NORWAY. Purchaser and Seller will negotiate with the owner of the real property in Norway to substitute the existing lease agreement with separate lease agreements between such owner and each of Purchaser and Seller for the relevant portions of such property related to their respective production. If such an arrangement is not accomplished by the Closing Date, then Seller or its Subsidiary will provide the space to Purchaser required to operate the Business pursuant to a sublease, or similar arrangement, upon terms and conditions consistent with a division of the current lease, with such agreement to be acceptable to Seller and Purchaser.

           4.12 AUDITED FINANCIAL STATEMENTS.

                4.12.1 AUDITED FINANCIAL STATEMENTS -- NORWEGIAN GAAP. Seller will provide Purchaser, on or before April 30, 1995, with the opinion of Deloitte and Touche that the Financial Statements described in SECTION 3.1.9, on a consolidated basis and subject to the last sentence of SECTION 3.1.9.1, are accurate and complete in all material respects, consistent with the books and records, fairly present the Business' financial condition, assets and liabilities and the results of operations and cash flow and have been prepared in accordance with GAAP as consistently applied in Norway.

                4.12.2     FINANCIAL STATEMENTS -- U.S. GAAP.

                           4.12.2.1 Seller will provide Purchaser, 30 days before the Closing Date, with consolidated balance sheets as of December 31, 1992, December 31, 1993 and December 31, 1994 and consolidated income statements for the fiscal years ending on December 31, 1992, 1993 and 1994, together with the opinion of Deloitte and Touche that such financial statements are accurate and complete in all material respects, consistent with the books and records, fairly present the Business' financial condition, assets and liabilities and the results of operations and cash flow and have been prepared in accordance with GAAP as applied in the United States.

                           4.12.2.2 Purchaser agrees to reimburse Seller for all reasonable costs in respect of the Financial Statements for the years ended December 31, 1992 and 1993 and the conversion of the Financial Statements to U.S. GAAP.

           4.13 ASSUMPTION OF EMPLOYMENT. Except as provided in EXHIBIT 4.8, Purchaser agrees to assume the employment of each person who, as of the Closing Date, in relation to the Business is on the active payroll of Seller or any Subsidiary. Such assumption of employment shall be for the same position and terms and conditions of employment as existed with respect to that person in the Business as of the Closing Date, including the Employee Plans.

           4.14 INSURANCE COVERAGE. Effective as of the date hereof, Seller will cause the issuer of each of the Insurance Policies (the "Transferred Policies") to name Purchaser as an additional insured under such Transferred Policies with respect to losses and claims relating to the Business. Within 45 days after the date hereof, Seller shall deliver to Purchaser certificates of coverage or other documentation reasonably acceptable to Purchaser providing evidence that Purchaser has been named as an additional insured under the Transferred Policies, and confirmation from the issuers of Transferred Policies that the coverage provided by the Transferred Policies will not be restricted or terminated other than in accordance with their terms as a result of Purchaser's acquisition of the Business. Effective as of the Closing Date, with respect to all Transferred Policies on which Seller is the named insured, Seller shall cause Purchaser to be designated as the named insured in lieu of Seller and shall provide evidence reasonably acceptable to Purchaser of such change. Seller shall maintain the Insurance Policies in full force and effect through the Closing and shall not take any action or omit to take any action which shall jeopardize or restrict the coverage available under the Insurance Policies.

           4.15 INDUCEMENT AGREEMENT. On the Closing Date, Seller and Purchaser will execute an inducement agreement in the form attached as
     EXHIBIT 4.15 (the "Inducement Agreement"), which will include provisions covering non-competition, non-solicitation and confidentiality.

           4.16 RESIGNATION OF EXISTING DIRECTORS IN BELGIUM, FRANCE AND SPAIN. On the Closing Date, Seller will deliver written resignations from members of the Board of Directors of the Purchased Subsidiaries.

           4.17 GUARANTEE OF ACCOUNTS RECEIVABLE. Seller hereby unconditionally guarantees that all accounts receivable of the Business outstanding at Closing will be paid in full (including interest and service charges) by the respective account debtors within 60 days after their due date. If and to the extent any such accounts receivable have not been paid at the end of such period, within five days following its receipt of Purchaser's notice of the amount of any uncollected balances, Seller will pay over to Purchaser, in the respective currency of the account, the amount of such uncollected balances (with respect to any uncollected balances in the German portion of the Business, the first DM 100,000 shall not be paid to Purchaser as that amount is an Assumed Liability pursuant to SECTION 2.1.1(1)(C)). If Purchaser recovers payment from the account debtors on said uncollected accounts after Seller has paid over said amount to Purchaser, then Purchaser will pay over to Seller, in cash, the amount recovered.

           Unless directed otherwise by an account debtor, all receipts by Purchaser shall be applied first against the oldest outstanding invoices; provided, however, if Purchaser, in good faith, places any customer on a cash-on-delivery basis, subsequent payments by such customer shall be applied to the most recent invoice first.

           4.18 ACCOUNTING FOR THE PERIOD DECEMBER 31, 1994 TO CLOSING.

                4.18.1 The Business has been and will be operated for the benefit of the Purchaser from January 1, 1995 to the Closing, all as provided under the terms and conditions of this Agreement. Seller will prepare separate balance sheets for each operating unit of the Business as of the commencement of business on January 1, 1995, from the Balance Sheet included in the Financial Statements, as if the Closing of the transaction contemplated herein had occurred on such date. Such balance sheets will only contain the following items:
           (1) the Assets and (2) Assumed Liabilities.

                4.18.2 Within 45 days of the Closing, Seller and Purchaser will prepare separate balance sheets for each operating unit of the business as of the Closing Date, which shall account for the profits (losses) of the Business during the period January 1, 1995 to the Closing, based on the following principles:

                     (1) the opening balance sheets for such period shall be the SECTION 4.18.1 balance sheets;

                     (2) all transactions for the period beginning January 1, 1995 and ending on the Closing Date shall be accounted for in accordance with Norwegian GAAP consistently applied, except that (a) there shall be no charge for depreciation or amortization, and (b) there shall be a charge for income taxes as computed in accordance with the principles set forth on
                           SCHEDULE 4.18; and

                     (3) there shall be interest accrued or charged, as the case may be, on all accounts receivable and accounts payable between any operating unit of the Business and the Seller or any of its Affiliates (excluding for this purpose any operating unit of the Business), computed monthly on the average outstanding balances in such accounts during each month at LIBOR plus 1%, compounded monthly.

                4.18.3 With respect to the balance sheet prepared on the Closing Date pursuant to SECTION 4.18.2, accounts receivable or accounts payable between any operating unit of the Business and the Seller or any of its Affiliates (excluding for this purpose any of the operating unit of the Business) shall be settled within 10 days following the preparation of the SECTION 4.18.2 balance sheets.

                4.18.4 Any dispute under this SECTION 4.18 which cannot be resolved by the parties shall be resolved by a "Big-Six" accounting firm agreed to by the parties, other than Arthur Andersen LLP and Deloitte and Touche.

           4.19 REAL PROPERTY.

                4.19.1 Seller will furnish to Purchaser, at a cost to be shared equally by Seller and Purchaser, as soon as reasonably possible but no later than 30 days prior to the Closing Date, a legal report (collectively, the "Title Report") with respect to the Owned Property in Spain, prepared by Balana Eguia (the "Title Counsel"), describing in detail the title to such property and any and all documents, conditions and restrictions affecting such title. The Title Counsel shall also opine on:

                (a)  contiguity of the Land described in the Title Report;

                (b)  access to public streets; and

                (c)  access to electricity, gas, water and telephone.

           Seller shall cause the Title Counsel to deliver to Purchaser copies of all documents affecting or relating to title to such Owned Property. Purchaser shall review the Title Report, title documents and surveys required to be delivered to Purchaser pursuant to
           SECTION 4.19.2. At Closing, the Real Property located in Spain shall be subject only to those matters which are listed on SCHEDULE
           4.19.1 (such matters being referred to as "Permitted Exceptions").

                4.19.2 Seller has furnished to Purchaser a survey with respect to the Owned Property in Spain prepared by a surveyor licensed in Spain, depicting the Land and Improvements and showing the location of all the Improvements and easements upon the Land or appurtenant thereto (identified by the applicable Document Number, if any), and showing that there are no encroachments from or upon adjoining property or upon any easements located on such Owned Property (or if any such encroachments exist, identifying and locating same). The legal description on such survey shall coincide exactly with the legal description on the Title Report.

                4.19.3 Seller will obtain and, on the Closing Date, furnish to Purchaser "estoppel" and "consent to transfer" letters in respect of each parcel of Real Property from all lessors and mortgage holders, in form and substance reasonably satisfactory to Purchaser.

           4.20 FURTHER ASSURANCE. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

           4.21 CLOSING CONDITIONS. Seller will use its best efforts between the date hereof and the Closing to secure fulfillment of all of the conditions precedent to Purchaser's obligations hereunder, and Purchaser will use its best efforts between the date hereof and the Closing to secure fulfillment of all of the conditions precedent to Seller's obligations hereunder.

           4.22 REQUIRED CONSENTS AND PERMITS. Seller and Purchaser will use their best efforts to obtain all Required Consents and Permits, in order to permit Purchaser to operate the Business after the Closing. If at Closing or Partial Closing there are non-material Required

     Consents not yet obtained, Seller and Purchaser: (a) will continue to use their best efforts to obtain such consents and permits, (b) will negotiate agreements to transfer to Purchaser the beneficial rights and duties relating to contracts for which consents to transfer are not yet obtained.

           4.23 GERMAN ENVIRONMENTAL MATTERS. Prior to December 31, 1995, Seller agrees to repair all cracks in the plant floor and to remove certain hydrocarbon pollution in the soil at the location of the Business in Germany, all as raised by the Landratsamt in its letters, dated January 29, 1992, February 26, 1992 and November 11, 1994, and also noted in the report by TUV Energie and Umwelt GmbH, dated April 25, 1994 and in the Dynoplast file note dated February 1, 1995, concerning its meeting with the Landratsamt and the local Water Authority. Seller may utilize up to 150,000 DM and charge the Business therefor in respect of its obligations under this SECTION 4.23; any amount required to be expended in excess of such amount shall be borne out of Seller's assets.

           4.24 FINLAND OPTION. Seller agrees that Purchaser shall have an option to acquire the automotive and truck blow molding business of Dynoplast OY in Finland. The current business includes the sale of (1) coolant reservoirs to Volvo truck, (2) washer reservoirs to Scania and (3) airducts to SAAB Auto. The option will be for all machines, tools and contracts of the automotive and truck blow molding business in Dynoplast OY and any of its affiliates wherever located. The price for such assets will be the fair market value of only those assets (including all contract rights) related to the operation of such business in Finland. If the parties cannot agree upon the fair market value of such assets (including all contract rights), they shall mutually select an appraiser knowledgeable in the automotive industry, whose opinion shall be final and binding. The option is exercisable at any time during and after the 37th month through the 60th month following the Closing, with a consummation of the transaction to occur 18 months following the date of the exercise of the option. Purchaser and Seller agree to maintain in confidence the terms and conditions of the agreements contained in this Section.

           4.25 MOSS. Purchaser agrees to purchase, and Seller agrees to sell to Purchaser, fuel pumps, modules and level sensors ("Moss Product") for use in the Business' present "SAAB-Pump Contract." Purchaser shall have the right to withdraw from this arrangement upon one year's prior written notice served at any time after the first anniversary of this arrangement. Upon Purchaser's termination of the arrangement, Seller shall no longer produce the Moss Product and shall transfer the tools to Purchaser without consideration. All purchases pursuant to this arrangement will be made pursuant to a negotiated standard Norwegian long-term automotive purchase order and supplier agreement. Purchaser and Seller agree to maintain in confidence the terms and conditions of the agreements contained in this Section.

           4.26 JOURNEE OPTION. Promptly after the date hereof, Seller shall serve a termination notice under the contract between Dynoplast S.A. and Paul Journee, dated November 16, 1988, which shall effect a termination of such contract.

           4.27 DYNO STOCK OPTIONS AND EMPLOYEE PERKS. The stock options granted by Seller to employees of the Business prior to the date hereof shall be retained by such employees and may be exercised in accordance with their terms notwithstanding that such employees become

     Hired Employees. Through December 31, 1996 the Norwegian employees of the Business may continue to use Seller's resort in Lanzarote on the current terms.

           4.28 RENAULT RECALL. Respecting the disputes in France between Seller and Fispa Ulma and Gifavi and Darrou regarding the Renault recall, Purchaser agrees, for a period of time not to exceed 5 years, to continue storage of defective fuel tanks and valves presently stored on the site in France (following such 5 year period, Seller shall have the right, to be exercised within 180 days, to remove such defective fuel tanks and valves) and, during the course of the disputes, to give Seller access to all books and records of the Purchased Subsidiary in France and, so long as it shall be without cost to Purchaser, to reasonably cooperate with Seller in the defense, compromise or settlement of such action.

           4.29 KONGSVINGER FOOD CONTAINER DESIGN OPTION. Seller shall have the option to acquire the food container mold(s), design and any related contract rights included as part of the Assets at a price equal to the fair market value of such assets. Such option may be exercised at any time prior to the fifth anniversary of the Closing Date. If Purchaser at any time during the option period receives an offer from a third party respecting the sale of such assets, which offer is acceptable to Purchaser, Purchaser shall promptly deliver a copy of such offer to Seller, and Seller shall have the right, exercisable within 30 days of receipt of such offer, to purchase such assets on the same terms and conditions set out in such offer (if Seller fails to exercise such right, Purchaser may sell such assets free and clear of Seller's option provided for in the first sentence of this section).

           4.30 SPANISH BANK DEPOSIT. Seller has on deposit ESB 600,000,000 (the "Deposit") with Barclays Bank (Madrid) as security for
     Dynoplast S.A.'s (Spain) bank borrowing. At the Closing, Seller will sell, assign and convey the Deposit to Purchaser, and Purchaser will pay Seller an amount in ESP equivalent to the Deposit.

           4.31 REPLACEMENT GUARANTIES. Purchaser agrees to replace (a) the bank guaranty in respect of the Business in Spain given by Barclay's Bank to SEPES in the amount of ESB 53,780,240 and (b) Seller's guaranty to Christiania Bank in respect of loans to Hired Employees in Norway in the approximate amount of NOK 485,000.


                                   ARTICLE V.
                      CONDITIONS PRECEDENT TO THE CLOSING

           5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby is subject to, at or prior to the Closing, the satisfaction of all of the following conditions, any of which may be waived by Purchaser:

                5.1.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (with respect to the representation and warranty contained in subsection

           (1) of SECTION 3.1.18, a material adverse change between the date hereof and Closing shall only have occurred if there is (a) a major recall of product sold by the Business after December 31, 1994 (including any recall of the product sold after December 31, 1994, to Mercedes, described in SCHEDULE 3.1.18, or (b) loss of material business (other than a loss of Peugot business) not caused, directly or indirectly, by Purchaser). Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to Closing. If prior to Closing, Purchaser is of the opinion that there has been a breach by the Seller of any of its representations, warranties, covenants or agreements under this Agreement, Purchaser agrees promptly to provide Seller with notice thereof, in order to provide Seller with the opportunity to cure such breach. Seller shall have delivered to Purchaser a certificate, dated as of the Closing and signed by a duly authorized officer, to the foregoing effect and to the effect that the conditions set forth in SECTION 5.1.2 have been fulfilled.

                5.1.2 CONSENTS AND PERMITS. SCHEDULE 5.1.2 lists all approvals, consents or licenses of all Governmental Authorities, of which Seller and Purchaser are aware, which are required to sell, transfer and deliver the Assets to Purchaser or which are required to permit Purchaser to purchase the Assets ("Governmental Consents"). As used in this Agreement, "Governmental Authority" shall mean all relevant governing authorities. All Governmental Consents and the other consents, approvals or other rights of any other person under Material Contracts are hereinafter called "Required Consents." All material Required Consents and Permits shall have been obtained and be in full force and effect, and Purchaser shall have been furnished with appropriate evidence of the granting of the material Required Consents and Permits (provided, however, Purchaser shall have complied with its obligations under the first sentence of SECTION 4.22). No suit, action or proceeding by any person or Governmental Authority shall be pending or threatened in writing, which if determined adverse to Purchaser's interests, could have a material adverse effect upon the Business or Purchaser or its Affiliates respecting the acquisition of the Business. No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any Governmental Authority challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling Purchaser to dispose of or discontinue or materially restrict the operations of a significant portion of the Business or of the business conducted by Purchaser as a result of the consummation of the transactions contemplated hereby.

                5.1.3 OPINION OF COUNSEL TO SELLER. Purchaser shall have received the opinion of Thommessen Krefting Greve Lund, counsel to Seller, dated as of the date of the Closing, addressed to Purchaser, in the form of EXHIBIT 5.1.3.

                5.1.4 EMPLOYMENT AGREEMENTS. Simultaneously with the Closing, the persons listed on SCHEDULE 5.1.4 shall continue employment with the Business pursuant to employment agreements substantially on the same terms and conditions as now exist. (Purchaser agrees to use its best efforts to negotiate and conclude such agreements promptly after the signing of this Agreement.)

                (With respect to the first five persons listed on SCHEDULE 5.1.4, Seller agrees that such persons will be entitled to return to the employ of Seller at any time after the first anniversary of the Closing Date until the third anniversary of the Closing Date on the following conditions:

                (i)  Dyno shall not solicit such persons to return to Seller;

                (ii) Such re-employment shall be on the same terms and
                     conditions existing between Seller and such person as of the Closing Date, except that salary shall be adjusted in accordance with the Norwegian consumer price index;

               (iii) The duration of such person's employment with Purchaser shall be counted towards his seniority with Seller; and

                (iv) Pension assets under the Purchaser employee plan
                     respecting such person equal to the amount required to be funded under the standard for public companies listed on the Oslo Stock Exchange shall be transferred to Seller's plan.

           Seller shall not re-employ any of such persons prior to the first anniversary of the Closing Date without the prior written consent of Purchaser.)

                5.1.5 DELIVERY OF DOCUMENTS. Purchaser shall have received all documents and other items to be delivered by Seller under SECTION 6.2.1 in form and substance reasonably satisfactory to Purchaser.

           5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller and Subsidiaries under this Agreement to consummate the transactions contemplated hereby is subject to, at or prior to the Closing, the satisfaction of all the following conditions, any one or more of which may be waived by Seller:

                5.2.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to Closing. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date and signed by a duly authorized officer, to the foregoing effect and to the effect that the conditions set forth in SECTION 5.2.2 have been fulfilled.

                5.2.2 CONSENTS AND APPROVALS. All material Governmental Consents shall have been obtained and no suit, action or proceeding by any person or Governmental Authority shall be pending or threatened in writing, which if determined adverse to Seller's interests, could have a material adverse effect upon the Business or Seller or its Affiliates. No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any Governmental

           Authority challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions.

                5.2.3 OPINION OF COUNSEL TO PURCHASER. Seller shall have received the opinion of Katten Muchin & Zavis, counsel to Purchaser, dated as of the Closing, addressed to Seller, in the form of EXHIBIT 5.2.3.

                5.2.4 DELIVERY OF DOCUMENTS. Seller shall have received all documents and other items to be delivered by Purchaser under
           SECTION 6.2.2, in form and substance reasonably satisfactory to Seller.


                                  ARTICLE VI.
                                    CLOSING

           6.1 TIME AND PLACE. The transaction will be closed (the "Closing") at the offices of Wikborg, Rein & Co., Purchaser's co-counsel, Kronprinsesse Marthas Plass 1, Oslo, Norway, at 10:00 a.m. on July 31, 1995, provided all conditions to Purchaser's and Seller's obligations set forth in ARTICLE V, have been satisfied or waived (the "Closing Date"); provided, however, the transaction may close earlier by mutual agreement. Seller and Purchaser agree that, if the conditions to closing are not fulfilled by July 31, 1995, they will continue to use their best efforts to fulfill such conditions and to delay the Closing; provided, however, the Closing shall occur not later than December 31, 1995 ("Drop Dead Date").

           However, if by July 31, 1995, or at any time thereafter prior to the Drop Dead Date, Purchaser's and Seller's conditions set forth in ARTICLE V have been fulfilled in respect of Assets representing in value more than 75% of the Purchase Price, as allocated and set forth on SCHEDULE 2.5, then at either party's election, Seller and Purchaser shall partially close (the "Partial Closing"; the term "Closing" shall also include Partial Closing(s)) the transaction contemplated herein, with Purchaser paying an amount equal to 80% of the Purchase Price attributable to such Assets to Seller, and Seller shall simultaneously transfer such Assets to Purchaser (with Seller and Purchaser entering into a fair and equitable modification to this Agreement, providing for a deferred Closing on the balance of the Assets, to the extent practical, a transfer as of the Partial Closing of the economic benefit of the balance of the Assets, and a modification to ARTICLE VII to reflect the Partial Closing). Of the remaining 15% relating to such Assets, 5% shall be held under the Escrow Agreement, and 10% shall be paid into and held in escrow (the "Withheld Amount") in accordance with a separate escrow agreement, to be signed at the Partial Closing, until the Closing. If a Partial Closing shall have occurred, the Closing shall be as provided in the first paragraph hereof, except that the outside date shall be 540 days after the date of this Agreement, (and such date shall become the "Closing Date"; the term "Closing Date" shall also include the date of Partial Closing(s)); if the Closing has not occurred within 540 days after the date of this Agreement, the Withheld Amount shall be returned to Purchaser. If by agreement between Seller and Purchaser the Closing occurs after the expiration of such 540-day period, Purchaser shall then pay the Withheld Amount to Seller.

           6.2  DELIVERIES.  At the Closing:

                6.2.1 SELLER DELIVERIES. Seller will execute and deliver or cause to be executed and delivered to Purchaser:

                      (1)  all Conveyance Documents;

                      (2) A Company Certificate issued by the "Registration Authorities" with respect to the Seller and the Purchased Subsidiaries, all dated not more than five days prior to the Closing;

                      (3)  INTENTIONALLY OMITTED;

                      (4)  INTENTIONALLY OMITTED;

                      (5) an opinion of Thommessen Krefting Greve Lund substantially in the form of EXHIBIT 5.1.3;

                      (6) certified copies of the Charter Documents of the Purchased Subsidiaries, each as in effect at the Closing;

                      (7)  the sharing agreements referred to in SECTION 4.8;

                      (8)  the leases referred to in SECTION 4.10 AND 4.11;

                      (9)  the Inducement Agreement;

                     (10) the written resignations of the members of the Board of Directors of the Purchased Subsidiaries required by SECTION 4.16;

                     (11)  the certificate required by SECTION 5.1.1;

                     (12)  INTENTIONALLY OMITTED;

                     (13)  the License Agreement; and

                     (14) such other documents and instruments as are required by any other provision contained in this Agreement and as Purchaser or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

                6.2.2 PURCHASER DELIVERIES. Purchaser will execute and deliver or cause to be executed and delivered to Seller:

                     (1) bank wire transfers as provided in SECTIONS 2.2.1 AND 2.2.2, or as provided in the second paragraph of
                           SECTION 6.1;

                     (2)   INTENTIONALLY OMITTED;

                     (3) an opinion of Katten Muchin & Zavis substantially in form of EXHIBIT 5.2.3;

                     (4)   INTENTIONALLY OMITTED;

                     (5)   the sharing agreements referred to in SECTION 4.8;

                     (6)   the leases referred to in SECTIONS 4.10 AND 4.11;

                     (7)   the certificate required by SECTION 5.2.1;

                     (8)   the License Agreement;

                     (9)   the Inducement Agreement; and

                    (10) such other documents and instruments as are required by any other provision contained in this Agreement and as Seller or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.


                                  ARTICLE VII.
                                    SURVIVAL

           SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF SELLER. Notwithstanding any right of Purchaser fully to investigate the affairs of the Business and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation (except to the extent that Purchaser is aware as of the date hereof of circumstances which constitute a breach by Seller of any of its representations and warranties set forth in SECTION 3.1), Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement, in the Other Seller Agreements or in any certificate delivered pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing (x) but terminating (1) on the second anniversary of the Closing Date with respect to any General Claim as to which Purchaser shall not have given notice on or prior to such date, and
     (2) on the second anniversary with respect to Special Claims asserted under SECTION B(2) below (but expiring thereafter but concurrent with the expiration of the Seller's obligations in accordance with the time period of the covenants set forth in SECTIONS 4.24, 4.25 and the second paragraph of 5.1.4), on the third anniversary of the Closing Date with respect to Special Claims for breach of the representations and warranties under SECTIONS 3.1.6 and 3.1.8, and on the expiration of the applicable statute of limitations with respect to Special Claims for breach of the representations and warranties under SECTION 3.1.10, in each case as to which Purchaser shall not have given notice on or prior to the respective expiration date, but (y) surviving indefinitely with respect to Special Claims under B(3) and B(4) of this Article VII. As used in this Agreement, the following terms have the following meanings:

                A. "GENERAL CLAIM" means any claim for indemnification hereunder, other than a Special Claim, based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of Seller or any breach of any covenant or agreement.

                B. "SPECIAL CLAIM" means any claim for indemnification hereunder based upon, arising out of or otherwise in respect of (1) any inaccuracy in or any breach of any representation or warranty of Seller contained in SECTIONS 3.1.6, 3.1.8 AND 3.1.10 of this Agreement, (2) any breach of any covenant or agreement of Seller contained in SECTIONS 2.4, 4.5, 4.6, 4.7, 4.17, 4.23, 4.24, 4.25,
           4.26, 4.27 and the second paragraph of 5.1.4, (3) any Retained Liability, or (4) any willful breach of any representation or warranty of Seller contained in this Agreement, the Other Seller Agreements or in any document, certificate or other papers delivered pursuant to this Agreement.


                                 ARTICLE VIII.
                                INDEMNIFICATION

           8.1 OBLIGATION OF SELLER TO INDEMNIFY. Subject to the limitations contained in ARTICLE VII AND SECTION 8.4, Seller agrees to indemnify, defend and hold harmless Purchaser (and its Affiliates and successors) from and against all direct and indirect losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (singularly, "Loss"; collectively, "Losses") caused by (1) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, in the Other Seller Agreements or in any document, certificate or other papers delivered to Purchaser pursuant to this Agreement, and (2) each and every Retained Liability. Nothing contained in this SECTION 8.1 shall relieve Purchaser from its obligation to mitigate damages or from its contributory negligence.

           8.2 OBLIGATION OF PURCHASER TO INDEMNIFY. Purchaser agrees to indemnify, defend and hold harmless Seller (and its Affiliates and successors) indefinitely from and against any Losses caused by (1) any breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, in the Other Purchaser Agreements or in any document, certificate or other papers delivered to Seller pursuant to this Agreement, and (2) each and every Assumed Liability. Nothing contained in this SECTION 8.2 shall relieve Seller from its obligation to mitigate damages or from its contributory negligence.

           8.3  NOTICE AND OPPORTUNITY TO DEFEND.

                     8.3.1 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to SECTIONS 8.1 OR 8.2 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                8.3.2 OPPORTUNITY TO DEFEND. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability and to prosecute by way of counterclaim or third party complaint any claim arising out of or relating to any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such Asserted Liability. If the Indemnifying Party elects to defend an Asserted Liability but contests its obligation to indemnify against such Asserted Liability, the Indemnifying Party shall carry on such defense in good faith. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, consent to settlement or compromise shall not be unreasonably withheld; provided, further, if the Indemnifying Party contests its obligation to indemnify against an Asserted Liability, consent to settlement or compromise may be withheld in the absolute discretion of the Indemnitee. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

                8.3.3 DISPUTES WITH CUSTOMERS. Anything in SECTION 8.3.2 to the contrary notwithstanding, in the case of any Asserted Liability by any customer of the Business with respect to the period prior to the Closing in connection with which Purchaser may make a claim against Seller for indemnification pursuant to SECTION 8.1, Purchaser shall give a Claims Notice with respect thereto but, unless Purchaser otherwise agrees, Purchaser shall have the exclusive right at its option to defend, at its own expense, any such matter (and to prosecute by way of counterclaim or third party complaint any claim against such third party arising out of or relating to such matters), and such matter may be reasonably compromised or settled by Purchaser without the prior consent of the Indemnifying Party. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all reasonable amounts (reasonability shall be determined with consideration to Dyno's interests and Walbro's interests, including customer relations; a reasonable amount for Products (or parts) provided to customers in connection with any Asserted Liability, shall be Purchaser's cost plus 5%), required to be paid in connection with any such compromise or settlement, shall be borne and paid by the Indemnifying Party (the parties agree that any amount paid or payable in respect of any such compromise or settlement in excess of a reasonable amount shall not be deemed a

           Retained Liability and shall be for the account of Purchaser). The parties agree to cooperate fully and consult with one another in the defense, compromise or settlement of any such Asserted Liability.

           8.3.4 LIMITATIONS ON INDEMNIFICATION. The indemnification provided for in SECTION 8.1 shall be subject to the following limitations:

           (1) Seller shall not be obligated to pay any amounts for indemnification of General Claims under this ARTICLE VIII until Purchaser has incurred Losses on account of General Claims of an amount equal to 1% of the Purchase Price (the "Basket Amount"), whereupon Seller shall be obligated to pay all amounts for indemnification of General Claims in excess of the Basket Amount, except as limited by SECTION 8.4(2);

           (2) Seller shall not be obligated to pay any amounts for indemnification of General Claims under this ARTICLE VIII in excess of aggregate indemnification payments of an amount equal to USD 20,000,000 (the "Cap Amount");

           (3) Seller shall be obligated to pay Special Claims without regard to whether the aggregate of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount or the Cap Amount;

           (4) payments on account of Special Claims are not to be counted toward the Cap Amount; and

           (5) Seller shall not be obligated to pay any amounts for indemnification of Special Claims for breach of the representations and warranties under SECTIONS 3.1.6, 3.1.8 and
                3.1.10 in excess of aggregate indemnification payments of an amount equal to USD 65,000,000.


                                  ARTICLE IX.
                                  ARBITRATION

           Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement (including any document, certificate, instrument or agreement executed and delivered pursuant hereto) or the breach, termination or invalidity thereof, shall, where possible, be settled amicably by good faith negotiations between Purchaser and Seller. If Purchaser and Seller fail to amicably resolve the dispute, controversy or claim within thirty (30) days from the day either of the Parties has requested such negotiations, then either Party may submit the dispute, controversy or claim to arbitration in Stockholm under the UNCITRAL Arbitration Rules, then in force.

           (1) The Appointing Authority shall be the President of the Swedish Bar Association.

           (2) The number of arbitrators shall be three (3). The time periods referred to in Article 7 of the UNCITRAL Arbitration Rules shall be twenty (20) days rather than thirty (30) days.

           (3)  The place of arbitration shall be Stockholm, Sweden.

           (4) The language to be used in all arbitration proceedings, and all related documents, shall be English.

           (5) The parties agree that they will make their best endeavors to provide for prompt, economic and fair resolution of any dispute submitted to arbitration.

           (6) The arbitrators shall make their award as promptly as practicable after conclusion of the hearing.

           (7) The arbitration agreement set forth herein shall not limit a court from granting a temporary restraining order or preliminary injunction in order to preserve the status quo of the parties' pending arbitration.

     The award rendered by the arbitrators shall be final and binding on the parties, and judgement upon it may be entered in any court having jurisdiction.


                                   ARTICLE X.
                                  TERMINATION

           10.1 TERMINATION. This Agreement may be terminated prior to the Closing as follows:

                (1) at the election of Seller, if any one or more of the conditions to its obligations to close has not been fulfilled as of the Drop Dead Date;

                (2) at the election of Purchaser, if any one or more of the conditions to its obligation to close has not been fulfilled as of the Drop Dead Date; or

                (3) at any time on or prior to the Drop Dead Date, by mutual written consent of Seller and Purchaser.

           10.2 EFFECT OF TERMINATION.  Each party's right of termination under
     SECTION 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to SECTION 10.1, all further obligations of the parties under this Agreement will terminate, except that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the parties' obligations under SECTIONS 2.4 and 4.12.2.2 and the terminating party's right to pursue all legal remedies will survive such





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

     termination unimpaired. In the event this Agreement is terminated, all documentation and all copies thereof related to the Business and the transactions contemplated hereby received by Purchaser or its agents or advisors from the Seller, Subsidiaries or its agents or advisors shall be promptly returned to the Seller.

           10.3 NO RESCISSION. This Agreement may not be terminated (rescinded) by either party after Closing, except by reason of fraud.


                                  ARTICLE XI.
                                 MISCELLANEOUS

           11.1 NOTICES, CONSENTS, ETC. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if
     (1) delivered personally, or (2) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

                11.1.1     IF TO SELLER:

                           Dyno Industrier AS
                           Tollbugaten 22
                           P.O. Box 779 Sentrum
                           N-0106 Oslo 1, NORWAY
                           Attention:  Mr. Dag Mejdell

                           WITH A COPY TO:

                           Thommessen Krefting Greve Lund
                           Tollbodgaten 27
                           Postboks 413 Sentrum
                           0103 Oslo, NORWAY
                           Attention:      Terrance W. Conley, Esq.
                                           Hans Cappelen Arnesen, Esq.

                11.1.2     IF TO PURCHASER:

                           c/o Walbro Automotive Corporation
                           1127 Centre Road
                           P.O. Box 215257
                           Auburn Hills, Michigan, USA 48326
                           Attention:      Mr. Gary L. Vollmar





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

                           WITH A COPY TO:

                           Katten Muchin & Zavis
                           525 West Monroe Street
                           Suite 1600
                           Chicago, Illinois, USA 60661-3693
                           Attention:      Arnold S. Harrison, Esq.
                                           Stephen M. Neumer, Esq.

                           Wikborg, Rein & Co.
                           Advokatfirma M.N.A.
                           Kronprinsesse Marthas Plass 1
                           Postboks 1513 Vika
                           N-0117 Oslo
                           NORWAY
                           Attention:      Thomas G. Michelet, Esq.
                                           Arne Didrik Kjornaes, Esq.

        Date of service and receipt of such notice shall be the date such notice is personally delivered, or three business days after date of delivery to the overnight courier if sent by overnight courier.

        11.2 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

        11.3 DOCUMENTS. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

        11.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        11.5 EXPENSES. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated by this Agreement. Seller shall not pay, or obligate Purchaser to pay, any of such costs and expenses from the Assets or the Business, other than salaries and travel expenses for employees of the Business.

        11.6 GOVERNING LAW. This Agreement shall be construed and governed in accordance with the substantive laws of Norway.

        11.7 HEADINGS. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

           11.8 ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party except for Purchaser's assignment to one or more of Purchaser's Affiliates, provided, however, that Walbro shall remain primarily liable under this Agreement.

           11.9 DEFINITIONS. As used in this Agreement, (a) the term "person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or government including, without limitation, any instrumentality, division, agency or department thereof), (b) the term "Affiliate" means all persons, directly or indirectly, controlled by, or controlling, another person, where control is the ability to influence the actions or omissions of a person,
     (c) the term "to Seller's knowledge" means the actual knowledge of any of the management or directors of Seller or any Subsidiary or knowledge which would have been acquired by any of said persons given reasonable inquiry, and (d) the terms "lien, claim, charge, encumbrance or other restriction" mean any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction whatsoever.

           11.10 ENTIRE AGREEMENT. This Agreement, the Other Seller Agreements, the Other Purchaser Agreements and all the Schedules and Exhibits attached to this Agreement (which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties and supersedes all prior agreements, written or oral, with respect thereto, except that the confidentiality provision of the letter of intent between the parties hereto, dated January 5, 1995, shall continue to the Closing.

           11.11 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement, any rights or remedies under or by reason of this Agreement.

           11.12 INTERPRETATIVE MATTERS. Unless the context otherwise requires, (1) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (2) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP as applied in Norway, and
     (3) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

           11.13     INTENTIONALLY OMITTED.

           11.14 TRANSLATION. This Agreement may be translated. However, the English version shall be the controlling version for all purposes.

           11.15 WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Purchaser and Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any other rights or remedies that any party may otherwise have under law, unless otherwise specifically limited in this Agreement. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no breach.

           11.16 NEGOTIATION ASSISTANCE. The parties acknowledge that they have a duty to negotiate in good faith certain portions of the schedules to EXHIBIT 4.8 and the agreements described in SECTION 4.10. The parties agree that, if they have not reached an accord on the terms and conditions of such agreements by June 1, 1995, they will ask the President of the Swedish Bar Association to appoint a lawyer to assist the parties in such negotiation.





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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        SELLER:

                                        DYNO INDUSTRIER AS


                                        By: Dag Mejdell
                                           ---------------------------------
                                           a duly authorized signatory
                                           DAG MEJDELL
                                           Executive VP & CFO


                                        PURCHASER:

                                        WALBRO CORPORATION


                                        By: Michael A. Shope
                                           ---------------------------------
                                           a duly authorized signatory
                                           MICHAEL A. SHOPE
                                           Treasurer & CFO








                                       42